EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary shares, par value $0.0001 per share, of Altimeter Growth Corp., and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of February 16, 2021.

/s/ Marc Stad
Marc Stad

DRAGONEER INVESTMENT GROUP, LLC

By:	Cardinal DIG CC, LLC
Its:	Managing Member

By:	/s/ Pat Robertson
Name: Pat Robertson Title: Chief Operating Officer